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[HADRON LOGO APPEARS HERE]

                                                    Release:      IMMEDIATE
                                                        For:      HADRON, INC.
                                                                  (Symbol: HDRN)

Contact:     Amber Gordon
             (703) 329-9400


                      Hadron Advanced Biosystems Announces
               Research Plans and Product Development Strategies
                  for Broad Defense against Biological Weapons


Alexandria, VA, December 20, 2001 -- Hadron, Inc. (OTC BB: HDRN) today publicly announced the biodefense research plans and product development strategies being pursued by its Advanced Biosystems, Inc. subsidiary. This announcement is being made in response to the high level of public interest in biowarfare research following recent anthrax attacks.

     Dr. Ken Alibek, President of Hadron Advanced Biosystems, and Sterling Phillips, President and CEO of Hadron, outlined the Company's current research efforts in the field of methods for boosting non-specific immunity. The objective of these investigative efforts is to identify mechanisms by which the immune system may be temporarily boosted so as to provide short-term, enhanced immune responses to exposure to infectious agents, especially those that might be used as bioterrorist weapons. Upon the successful completion of these investigative efforts, Hadron Advanced Biosystems intends either to license its technology to, or seek a joint venture with, a partner to complete the necessary clinical trials, regulatory approvals, and the development, manufacturing, and marketing of any future products which might arise from these efforts.

     The Company has been involved in basic research in this field since May 2000, when it received its first contract award from the Defense Advanced Research Projects Agency (DARPA). To date, Hadron Advanced Biosystems has received $12 million in funding for medical biodefense research from DARPA, the United States Army Medical Research and Material Command and the National Institute of Health. Dr. Alibek has been a leader in the field of biowarfare agent experimentation and the treatment of diseases caused by biowarfare agents for more than 25 years.

     "The medical defenses under investigation are based on novel approaches, developed in our labs, to the etiology and pathogenesis of the diseases caused by biological weapons," stated Dr. Alibek. Mr. Phillips commented, "In light of the intense media attention focused on bioterrorism, we believe it is helpful to clarify Hadron's role in biodefense, and to explain the research in progress."

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HDRN:  Announces Strategies for Broad Defense against Biological          Page 2
       Weapons
December 20, 2001


     Hadron Advanced Biosystems now has 35 scientists working on related experiments in its Manassas, Virginia laboratories. The labs are located within George Mason University's Prince William, Virginia campus. Initial in-vitro test results have isolated immune-boosting compounds that Hadron Advanced Biosystems believes will protect animals exposed to a variety of biological agents. Further animal testing is required to confirm initial results. The Company's investigations cover a wide variety of biological weapons threats, including methods of enhancing antibiotic therapies, strengthening the host immune response, and new methods for battling anthrax sepsis and septic shock. Other research areas include investigation of the effects of certain cytokine combinations, other natural and synthetic modulators of the innate immune response, computer modeling of cytokines and cytokine-receptors, and the construction of new peptides that mimic the effects of certain cytokines. Hadron Advanced Biosystems plans to obtain new laboratory space during the next year in order to begin in vivo testing.

     It is envisioned that the results of these experiments could lead to the development of medications which would be inhaled, where the spray could provide a boost of non-specific immunologic defenses, based on activation of mucousal immunity of the respiratory tract. Following a terrorist attack or contact with many biological agents used as weapons, it is hoped that people could use such a spray before it was even known what specific biological agent had been involved. It is envisioned that such a spray might boost the immune system to fight the biowarfare agent for a period of days or weeks.

     The Company envisions that any potential products would be developed, tested, approved by regulatory agencies, and marketed in partnership with another firm. The timeframe and the full cost of the effort have not yet been determined by the Company, but marketable products would most likely be several years away.

     HADRON specializes in developing intelligence and biodefense solutions in support of our Nation's security. Hadron focuses on developing innovative technical solutions for the intelligence community, analyzing and supporting defense systems and developing medical defenses and treatments for toxic agents used in biological warfare and terrorism. The Company's stock trades on the OTC Electronic Bulletin Board under the symbol HDRN. HADRON can be found on the Internet at http://www.hadron.com. HADRON investor relations can be contacted at
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(703) 329-9400 x311 or via email at agordon@hadron.com.
                                    ------------------

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "would," "envisioned," "intend," "may" and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, government contracting and pharmaceutical arenas, and in the economy in general, as well as scientific and technical risks associated with research and development activities. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company's ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. Hadron undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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